Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								 Is this the
Series								last filing
Number		Series Name					For this series?
								(Y or N)

100 		CMG Long/Short Fund			       	    N
110 		CMG Global Equity Fund          	            N
111 		Toews Unconstrained Income Fund           	    N
121 		Giralda Risk-Managed Growth Fund  		    Y
122 		CMG Tactical Bond Fund                   	    N
130 		CMG Global Macro Strategy Fund                      N
138 		Toews Tactical Defensive Alpha Fund           	    N
139 		CMG Tactical All Asset Strategy Fund                N

* Please refer to the Semi Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Fund.